EXHIBIT 99.1

DONEGAL GROUP INC. ANNOUNCES KEVIN G. BURKE APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER

Jeffrey D. Miller

Executive Vice President and Chief Financial Officer

Phone:	(717) 426-1931
Fax:	(717) 426-7009
E-mail:	investors@donegalgroup.com

For Immediate Release

MARIETTA, Pennsylvania, July 17, 2015 –Donegal Group Inc. (“DGI”) (NASDAQ: DGICA and DGICB) announced today that Donald H. Nikolaus, the Chairman of the Board, President and Chief Executive Officer of DGI, which was founded in 1986 as a downstream holding company for Donegal Mutual Insurance Company (“DMIC”), returned, effective July 16, 2015, from a temporary medical leave of absence. During that temporary medical leave of absence, Kevin G. Burke served as Acting Chief Executive Officer of DGI while Mr. Nikolaus continued to serve as Chairman of the Board and President of DGI.

Upon the recommendation of Mr. Nikolaus, DGI’s Board of Directors on July 16, 2015 appointed Mr. Burke as DGI’s President and Chief Executive Officer to succeed Mr. Nikolaus in those capacities. Mr. Nikolaus continues to serve as Chairman of the Board of DGI and as President and Chief Executive Officer of a number of DGI’s subsidiaries.

Mr. Nikolaus advised the members of the DGI Board of Directors that the Board of Directors of DMIC, at a meeting also held on July 16, 2015, had approved the resumption by Mr. Nikolaus of his service as Chief Executive Officer of DMIC. DMIC’s ownership of DGI Class A common stock and Class B common stock provides DMIC with approximately 65% of the aggregate voting power of DGI stock.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of DGI and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent). Donegal Mutual Insurance Company and DGI together own Donegal Financial Services Corporation, a grandfathered unitary savings and loan holding company that owns Union Community Bank, a state savings bank.

DGI’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively.

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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